Exhibit 99.1

Contact:	Darris Gringeri
DIRECTV
(212) 205-0882

DIRECTV Names Michael White as New President and CEO

EL SEGUNDO, Calif., Nov. 18, 2009 — DIRECTV, the world’s leading provider of digital television services, today named Michael White as its new President and CEO.  White announced in September that he will retire later this year from his current position as CEO of PepsiCo International and vice chairman of PepsiCo.  He will assume his new role at DIRECTV beginning Jan. 1, 2010, and has also joined DIRECTV’s Board of Directors.  John Malone, Chairman of the DIRECTV Board, made the announcement today.

“After a very thorough search, we have found an exceptional leader with a sustained track record of success, profitably growing businesses and a reputation for making the impossible possible,” said Malone.  “Mike also brings the highest degree of leadership, innovation and passion to the table — all qualities that will help drive DIRECTV’s performance in the coming years.  I look forward to watching him build on DIRECTV’s success and lead the company to an exciting new future.”

Malone added, “I’d also like to thank Larry Hunter for filling the role of interim CEO since June.  He and the entire management team have done an incredible job of keeping the business running smoothly during the past six months and we are lucky to have such an experienced executive team.”

Since joining PepsiCo in 1990 as vice president of planning for Frito-Lay North America (FLNA), White has held many senior positions there, including CFO of FLNA, executive vice president and CFO of Frito-Lay International, CFO of Pepsi-Cola Company worldwide and CFO of PepsiCo.

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During that time he led a transformation of PepsiCo’s international business and has helped engineer numerous acquisitions, including the pending agreements to acquire the company’s two largest bottlers, the Pepsi Bottling Group and PepsiAmericas.  Prior to PepsiCo, White also held executive positions at Avon Products, Inc., Bain & Company and Arthur Andersen & Co.

“This is an exciting time to be taking the reins at DIRECTV,” said White.  “It’s a great company with the best television service and a strong brand, offering plenty of opportunities and challenges and I can’t wait to meet both head on. I look forward to working with the talented management team and employees as we continue to grow the business, delight the customer and further distance DIRECTV’s leadership position.”

About DIRECTV Group

The DIRECTV Group (DTV) is the world’s leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 18.4 million customers in the United States and over 6.1 million customers in Latin America.

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